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                                                                  Exhibit 13 (i)



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 6 to the Registration Statement No. 333-11137 of New England Variable Annuity Fund I (the "Separate Account") of Metropolitan Life Insurance Company (the "Company") of our reports dated February 7, 2000 appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the headings "Per Unit Income and Capital Changes" and "Experts" in such Registration Statement.



Deloitte & Touche LLP
Boston, Massachusetts
April 26, 2000